Exhibit 4.9
Loan Agreement
This Loan Agreement (this “Agreement”) is made and entered into by and between the Parties below as of the 23rd day of June, 2008 in Beijing, China:
(1)
Ku6 (Beijing) Technology Co., Ltd. (“Lender”), a Wholly Foreign Owned Enterprise, organized and existing under the laws of the People’s Republic of China (“PRC” or “China”), with its address at Room 1206, Fuhuaqi Tower 2B, Zhongguancun Software Garden, Dong Bei Wang, Haidian District, Beijing;

(2)	Shanyou Li (“Borrower”), a citizen of the People’s Republic of China (“China”) with Chinese Identification No.: 12010419720322681X.
Each of the Lender and the Borrower shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.
Whereas:
1.	The Borrower holds 8% equity interests (hereinafter “the Borrower’s Equity”) of Ku6 (Beijing) Information Technology Co., Ltd. (hereinafter “the Borrower’s Company”).
2.	The Borrower’s Company is a limited liability company registered and incorporated in Beijing, China, with its registered capital increasing from RMB 1 million to RMB 10 million.
3.	The Lender and the Borrower signed a “Loan Agreement” on April 11, 2007, under which, the Lender provided a loan, equal to RMB 0.8 million free of interest to the Borrower. And
4.	The Lender agrees to continue to provide a second-installment loan, equal to RMB 9 million free of interest to the Borrower.
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After friendly consultation, the Parties agree as follows:
1.	Loan
1.2
In accordance with the terms and conditions of this Agreement, Lender agrees to provide an interest-free loan in the amount of RMB 9,000,000 (the “Loan”) to Borrower. The term of the Loan shall be 10 years from the date of this Agreement, which may be extended upon mutual written consent of the Parties. During the term of the Loan or the extended term of the Loan, Borrower shall immediately repay the full amount of the Loan in the event any one or more of the following circumstances occur:

30 days elapse after Borrower receives a written notice from Lender requesting repayment of the Loan;
Borrower’s death, lack or limitation of civil capacity;
Borrower ceases (for any reason) to be an employee of Lender, Borrower Company or their affiliates;
Borrower engages in criminal act or is involved in criminal activities;
Any third party filed a claim against Borrower that exceeds RMB 500,000; or
According to the applicable laws of China, foreign investors are permitted to invest in the value-added telecommunication business and/or other business of Borrower Company in China with a controlling stake or in the form of wholly-foreign-owned enterprises, the relevant competent authorities of China begin to approve such investments, and Lender exercises the exclusive option under the Exclusive Option Agreement (the “Exclusive Option Agreement”) described in this Agreement.
Lender agrees to remit the total amount of the Loan to the account designated by Borrower within 20 days after receiving a written notification from the Borrower regarding the same, provided that all the conditions precedent in Section 2 are fulfilled. Borrower shall provide Lender with a written receipt for the Loan upon receiving the Loan. The Loan provided by Lender under this Agreement shall inure to Borrower’s benefit only and not to Borrower’s successors or assigns.
Borrower agrees to accept the aforementioned Loan provided by Lender, and hereby agrees and warrants using the Loan to provide capital for Borrower Company to develop the business of Borrower Company. Without Lender’s prior written consent, Borrower shall not use the Loan for any purpose other than as set forth herein.
Lender and Borrower hereby agree and acknowledge that Borrower’s method of repayment shall be at the sole discretion of Lender, and may at Lender’s option take the form of Borrower’s transferring the Borrower Equity Interest in whole to Lender or Lender’s designated persons (legal or natural persons) pursuant to the Lender’s exercise of its right to acquire the Borrower Equity Interest under the Exclusive Option Agreement.
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Lender and Borrower hereby agree and acknowledge that any proceeds from the transfer of the Borrower Equity Interest (to the extent permissible) shall be used to repay the Loan to Lender, in accordance with this Agreement and in the manner designated by Lender.
Lender and Borrower hereby agree and acknowledge that to the extent permitted by applicable laws, Lender shall have the right but not the obligation to purchase or designate other persons (legal or natural persons) to purchase Borrower Equity Interest in part or in whole at any time, at the price stipulated in the Exclusive Option Agreement.
Borrower also undertakes to execute an irrevocable Power of Attorney (the “Power of Attorney”), which authorizes Lender or a legal or natural person designated by Lender to exercise all of Borrower’s rights as a shareholder of Borrower Company.
2.	Conditions Precedent

The obligation of Lender to provide the Loan to Borrower contemplated in Section 1.1 shall be subject to the satisfaction of the following conditions, unless waived in writing by Lender.
2.1	Lender receives the written notification for drawdown under the Loan sent by Borrower according to Section 1.2.
2.2
The Borrower’s Company and the Lender or the Lender’s designated person (legal person or natural person) agree to conclude and sign a new “Exclusive Business Cooperation Agreement” on June [___], 2008.

2.3	The Borrower, the Borrower’s Company and the Lender concluded and signed a “Supplementary Agreement to the Share Pledge Agreement” on June 23, 2008.
2.4	The Borrower, the Borrower’s Company and the Lender concluded and signed a “Supplementary Agreement to the Exclusive Option Agreement” on June 23, 2008.
2.5
The said “Supplementary Agreement to the Share Pledge Agreement”, “Supplementary Agreement to the Exclusive Option Agreement” and the “Exclusive Business Cooperation Agreement” shall come into effective upon being signed and stamped, and no events of default or other events can impair or affect the effectiveness of the said agreements.

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2.6
The Lender and Beijing Tuohua Management and Consultation Co., Ltd. (“Tuohua”) concluded and signed a Loan Agreement on June 23, 2008; Tuohua, the Lender and the Borrower’s Company concluded and signed the “Share Pledge Agreement” and the “Exclusive Option Agreement” and Tuohua issued a “Power of Attorney”.

2.7
The said “Loan Agreement’, “Exclusive Option Agreement”, “Power of Attorney” and “Share Pledge Agreement” shall come into effective upon being signed and stamped, and no events of default or other events can impair or affect the effectiveness of the said agreements.

2.8	All the representations and warranties by Borrower in Section 3.2 are true, complete, correct and not misleading.
2.9
Borrower has not violated the covenants in Section 4 of this Agreement, and no event which may affect Borrower’s performance of its obligations under this Agreement has occurred or is expected to occur.

3.	Representations and Warranties
3.1	Between the date of this Agreement and the date of termination of this Agreement, Lender hereby makes the following representations and warranties to Borrower:
Lender is a corporation duly organized and legally existing in accordance with the laws of China;
Lender has the legal capacity to execute and perform this Agreement. The execution and performance by Lender of this Agreement is consistent with Lender’s scope of business and the provisions of Lender’s corporate bylaws and other organizational documents, and Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and
This Agreement constitutes Lender’s legal, valid and binding obligations enforceable in accordance with its terms.
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From the disbursement date of the Loan till the termination of this Agreement, Borrower hereby makes the following representations and warranties:
Borrower has the legal capacity to execute and perform this Agreement. Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;
This Agreement constitutes Borrower’s legal, valid and binding obligations enforceable in accordance with its terms; and
There are no disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower.
4.	Borrower’s Covenants
As and when he becomes, and for so long as he remains a shareholder of Borrower Company, Borrower covenants irrevocably that during the term of this Agreement, Borrower shall cause Borrower Company:
to strictly abide by the provisions of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement;
at the request of Lender (or a party designated by Lender), to execute contracts/agreements on business cooperation with Lender (or a party designated by Lender), and to strictly abide by such contracts/agreements;
to provide Lender with all of the information on Borrower Company’s business operations and financial condition at Lender’s request;
to immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Company’s assets, business or income;
at the request of Lender, to appoint any persons designated by Lender as directors of Borrower Company;
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Borrower covenants that during the term of this Agreement, he shall:
endeavor to keep Borrower Company to engage in its current value-added telecommunication businesses;
abide by the provisions of this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement, perform his obligations under this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement;
not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest or the encumbrance, except in accordance with the Share Pledge Agreement;
cause any shareholders’ meeting and/or the board of directors of Borrower Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except to Lender or Lender’s designated person;
cause any shareholders’ meeting and/or the board of directors of the Borrower Company not to approve the merger or consolidation of Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of Lender;
immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Equity Interest;
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to the extent necessary to maintain his ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;
without the prior written consent of Lender, refrain from any action / omission that may have a material impact on the assets, business and liabilities of Borrower Company;
appoint any designee of Lender as director of Borrower Company, at the request of Lender;
to the extent permitted by the laws of China, at the request of Lender at any time, promptly and unconditionally transfer all of Borrower Equity Interest to Lender or Lender’s designated representative(s) at any time, and cause the other shareholders of Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;
to the extent permitted by the laws of China, at the request of Lender at any time, cause the other shareholders of Borrower Company to promptly and unconditionally transfer all of their equity interests to Lender or Lender’s designated representative(s) at any time, and Borrower hereby waives his right of first refusal (if any) with respect to the share transfer described in this Section;
in the event that Lender purchases Borrower Equity Interest from Borrower in accordance with the provisions of the Exclusive Option Agreement, use such purchase price obtained thereby to repay the Loan to Lender; and
without the prior written consent of Lender, not to cause Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decreases its registered capital or change its share capital structure in any manner.
5.	Liability for Default
In the event either Party breaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, the Party shall be liable for such breach and shall compensate all damages (including litigation and attorneys fees) resulting therefrom. In the event that both Parties breach this Agreement, each Party shall be liable for its respective breach.
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In the event that Borrower fails to perform the repayment obligations set forth in this Agreement, Borrower shall pay overdue interest of 0.01% per day for the outstanding payment, until the day Borrower repays the full principal of the Loan, overdue interests and other payable amounts.
6.	Notices
All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:
Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery.
Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).
For the purpose of notices, the addresses of the Parties are as follows:
Party A: Ku6 (Beijing) Technology Co., Ltd.

Address: Room 1206, Fuhuaqi Tower 2B, Zhongguancun Software Garden, Dong Bei Wang, Haidian District, Beijing

Attn: Shanyou Li

Phone: 86-10-88445188

Facsimile: 86-10-88446188

Borrower: Hailong Han

Address: No. 750 of Dongran Village, Si Ji Qing, Haidian District, Beijing 100089, P. R. China

Phone: 86-13909676483
Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.
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7.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

8.	Governing Law and Resolution of Disputes
8.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.
8.2
In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

8.3
Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

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9.	Miscellaneous
9.1	This Agreement shall become effective on the date thereof, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.
9.2
This Agreement shall be written in both Chinese and English language in two copies, each Party having one copy with equal legal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

9.3
This Agreement may be amended or supplemented through written agreement by and between Lender and Borrower. Such written amendment agreement and/or supplementary agreement executed by and between Lender and Borrower are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

9.4
In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

9.5	The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.
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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Loan Agreement as of the date first above written.

Lender: Ku6 (Beijing) Technology Co., Ltd.

By:
Name: Shanyou Li
Title: Legal Representative

Borrower: Hailong Han

By:

[Signature Page to Loan Agreement — Li Shanyou]